Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

November 2, 2017

TransUnion

555 West Adams Street

Chicago, Illinois 60661

Ladies and Gentlemen:

We have acted as counsel to TransUnion, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-213542) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of common stock, par value $0.01 per share (the “Common Stock”), of the Company. This opinion relates to the sale by Advent-TransUnion Acquisition Limited Partnership, SpartanShield Holdings, GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Fund, L.P., John W. Blenke, Siddharth N. (Bobby) Mehta, and James M. Peck (collectively, the “Selling Stockholders”), of an aggregate of 7,535,107 shares of Common Stock (the “Shares”) pursuant to an Underwriting Agreement, dated October 30, 2017 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus, dated September 8, 2016 (the “Base Prospectus”), as supplemented by the

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prospectus supplement, dated October 30, 2017 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the form of share certificate representing the Common Stock of the Company filed with the Commission as an exhibit to the Registration Statement; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on November 2, 2017 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP